UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2019

INVESTVIEW, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27019	87-0369205
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

234 Industrial Way West, Ste A202
Eatontown, New Jersey, 07724	07724
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	732-889-4300

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

Investview, Inc. (the “Company”), has entered into a REVENUE SHARE AGREEMENTT with Freedom Enterprise, LLC (hereinafter, Freedom Enterprises) to share revenue from the APEX product line among the Company’s subsidiaries, APEX Tek, LLC , and SAFE TEK,LLC, with Freedom Enterprises. The agreement contains a share earnout schedule in which Freedom Enterprises may earn up to 200,000,000 shares of INVU’s common stock over a five-year period based on achieving certain profit milestones. The Agreement was fully executed October 1, 2019.

Item 1.02 Termination of a Material Definitive Agreement

The Company has terminated the JOINT VENTURE AGREEMENT dated as of March 5, 2019 (the “Termination”), by and among AI Data Consultancy, LLC, and Freedom Enterprise, LLC, , and the Company. As a result of the termination, 200,000,000 shares of INVU’s common stock that were originally issued as part of the Joint Venture Agreement were returned by AI Data Consultancy LLC for cancellation and have been cancelled and removed from the Company’s issued and outstanding common shares. The agreement was fully executed October 1, 2019.

Item 9.01 Financial Statements and Exhibits.

The following is filed as an exhibit to this report:

Exhibit
Number*	Title of Document	Location
Item 99	Miscellaneous

99.01	Revenue Share Agreement dated September 16, 2019 and executed October 1, 2019	Attached

99.02	Agreement to Terminate Joint Venture Agreement of March 5, 2019 dated September 16, 2019, and executed October 1, 2019	Attached

SIGNATURES

INVESTVIEW, INC.

By:	/s/ Annette Raynor
Name:	Annette Raynor
Title:	Chief Executive Officer

Date: October 7, 2019